UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/13/2016

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 13, 2016, Discovery Corporate Services Limited (“DCSL”), a wholly-owned subsidiary of Discovery Communications, Inc. (the “Company”) entered into an employment agreement with JB Perrette, the Company’s President, Discovery Networks International (the “Employment Agreement”). The Employment Agreement supersedes in its entirety the employment agreement, dated as of January 14, 2014, between Discovery Communications, LLC, a wholly-owned subsidiary of the Company and Mr. Perrette.

Pursuant to the Employment Agreement, Mr. Perrette will serve as the President and Chief Executive Officer, Discovery Networks International. The term of the Employment Agreement is effective as of June 13, 2016 and runs through June 30, 2019. The parties may agree to renew the Employment Agreement. If DCSL desires to renew the Employment Agreement, DCSL must notify Mr. Perrette to that effect, in writing, no later than 150 days prior to the end of the term of the Employment Agreement. Mr. Perrette’s primary work location will be DCSL’s offices in London, England.

Mr. Perrette’s base salary will be £1,175,000, effective June 13, 2016. Future salary increases will be reviewed and decided in accordance with the Company's standard practices and procedures. Mr. Perrette’s annual incentive compensation plan target amount will equal 150% of his base salary, with his target for fiscal year 2016 being 150%. Mr. Perrette will be entitled to participate in and to receive any and all benefits generally available to executives at his level in accordance with the plans or arrangements applicable in the UK during the period of his employment in the UK and additionally such benefits as may apply to US citizens working abroad. Mr. Perrette will continue to receive benefits under the Company’s Long Term International Assignment Policy, as they are available to executives following localization, including ongoing tax preparation assistance and repatriation benefits in the event that Mr. Perrette’s employment is terminated without Cause (as defined below), DCSL determines not to renew the Employment Agreement, Mr. Perrette resigns for Good Reason (as defined below), or Mr. Perrette separates from employment with DCSL at the natural expiration of the Employment Agreement.

Mr. Perrette will be recommended to be granted an award of performance-based restricted stock units (“PRSUs”) with a target value of 100,000 units, with the performance metrics based on financial metrics related to the Company’s international business, subject to approval by the Compensation Committee of the Board of Directors of the Company. Mr. Perrette will also be recommended to be granted an additional award of PRSUs with a target value of $1,500,000, with the number of PRSUs based on the target value divided by the fair market value of a share of the Company’s Series A common stock on the trading day prior to the date of grant. Mr. Perrette will also be considered for future equity grants in accordance with the Company's standard practices for awards to senior executives.

Mr. Perrette’s employment may be terminated for Cause. “Cause” means (a) the conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Perrette’s employment with DCSL; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of the Company's Code of Ethics; (d) improper conduct substantially prejudicial to DCSL’s business; (e) willful unauthorized disclosure or use of DCSL confidential information; (f) material improper destruction of DCSL property; or (g) willful misconduct in connection with the performance of Mr. Perrette’s duties. If Mr. Perrette’s employment is terminated for Cause, he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination. DCSL may also terminate Mr. Perrette’s employment for Cause if DCSL notifies Mr. Perrette in writing that Mr. Perrette has materially neglected his duties to DCSL under the Employment Agreement or has engaged in other conduct that constitutes a breach by Mr. Perrette of the Employment Agreement and Mr. Perrette fails to cure such breach during a 10-day cure period following delivery of such notice.

If Mr. Perrette’s employment is terminated by DCSL without Cause (as defined above) or by Mr. Perrette for Good Reason or if DCSL elects not to renew the Employment Agreement upon the expiration of the term of employment, DCSL will make the following severance payments: (a) annual base salary, payable on regular Company paydays, for the longest of (i) the balance of the term of employment under the Employment Agreement, (ii) 12 months, or (iii) the number of weeks of severance Mr. Perrette would otherwise have been entitled to under DCSL’s then-current UK redundancy severance plan; and (b) a prorated bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to satisfying the performance conditions and other terms and conditions of the bonus/incentive plan in effect at the time), which amounts will be payable in the year following the calendar year in which the termination occurs on the date that DCSL pays bonuses/incentive payments to its other executives at Mr. Perrette’s level (on or before March 15 of such calendar year). In no event will the base salary amounts due and payable to Mr. Perrette be less than 13 weeks. “Good Reason” means the occurrence of the following without Mr. Perrette’s consent: (a) a material reduction in Mr. Perrette’s duties or responsibilities; (b) a material change in the location of the office where Mr. Perrette works (i.e., relocation outside the London, UK metropolitan area), provided that repatriation to the New York metropolitan area at the end of the term of employment shall not constitute Good Reason; (c) a change in Mr. Perrette’s reporting relationship to a level lower than the Chief Executive Officer of Discovery Communications, LLC; or (d) a material breach of the Employment Agreement through the Company’s failure to make the equity awards described above, provided that Mr. Perrette must notify DCSL in writing within 60 days of any such event having occurred and allow DCSL 30 days to cure the same and Mr. Perrette must terminate his employment within 95 days of the event having occurred.

In certain cases in which Mr. Perrette is relieved of all work responsibilities for some period of time prior to the effective date of his termination of employment, salary paid during this period of “garden leave” will be offset against the severance amounts otherwise payable to Mr. Perrette. These severance amounts are contingent on Mr. Perrette executing a release in favor of DCSL. Additionally, if Mr. Perrette secures employment or any consulting, contractor or other business arrangement for services during the period during which DCSL is providing severance payments, DCSL would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Mr. Perrette receives for those services.

The Employment Agreement also contains a non-competition covenant and non-solicitation clauses effective during Mr. Perrette’s employment with DCSL and for a period of 12 months after the conclusion of Mr. Perrette’s employment. If Mr. Perrette ceases to comply with the non-competition clauses in the Employment Agreement, the non-competition related payments described below, as well as any severance payments, would be terminated.

If DCSL offers to renew the Employment Agreement and Mr. Perrette declines the renewal, Mr. Perrette would be eligible for a payment of 50% of his base salary for the 12 months following the termination of the agreement. This payment would be contingent upon Mr. Perrette’s continued compliance with the non-competition covenants in the Employment Agreement and executing a release in form satisfactory to DCSL.

If Mr. Perrette terminates the Employment Agreement before its term expires, other than for Good Reason, it will be deemed a material breach of the Employment Agreement. Notwithstanding any other remedies DCSL may have, Mr. Perrette will forfeit all rights and obligations to any payments from DCSL, except as may be required by law, and Mr. Perrette will owe DCSL cash equivalent to six months of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: June 16, 2016	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution & Legal Officer